 EXHIBIT 99

Marine Products Corporation Announces Regular Quarterly
and Special Year-End Cash Dividends

ATLANTA, October 24, 2012 - Marine Products Corporation (NYSE: MPX) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.02 per share. In addition, the Board declared a special year-end dividend of $0.55 per common share.  Both dividends will be paid December 10, 2012 to shareholders of record at the close of business November 9, 2012.

“The decision of our Board of Directors to pay a special year-end dividend represents a prudent return of capital to our shareholders in an immediate and tangible manner,” stated Marine Products Corporation Chief Executive Officer Richard Hubbell. “We also note that our balance sheet will remain strong and liquid following the payment of this dividend and will continue to support our sales growth and allow us to pursue strategic opportunities to enhance our shareholder value over the long term.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that our balance sheet will remain strong and liquid following payment of our special dividend and will continue to support our sales growth and allow us to pursue strategic opportunities to enhance our shareholder value over the long term, and that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2011.

For information contact:
BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com